Exhibit (e)(12)

AMENDMENT AGREEMENT

to the Service Agreement dated August 8, 2023 as amended on October 4, 2023 between

MorphoSys AG,

Semmelweisstr. 7

82152 Planegg

(“Company”)

and

Lucinda Crabtree

[***]

(“Executive”)

With resolution of the Company’s supervisory board, the Executive has been appointed as member of the management board of the Company with effect as of August 8, 2023, until August 7, 2026. On August 8, 2023 and as amended on October 4, 2023, the Company and the Executive have entered into a corresponding service agreement (including its amendments the “Service Agreement”).

The Service Agreement shall now be amended as follows:

§1

Claw-Back

A new para. 5 shall be added to § 15 (Malus; Clawback) of the Service Agreement as follows:

“(5) The Executive herewith accepts the terms & conditions of the compensation recovery policy (the “Policy”) as attached as an Annex to this amendment agreement (the “Amendment Agreement”) to the Service Agreement.”

In all other aspects § 15 shall remain unaffected.

§2

Final provisions

§ 19 para. 2 and para. 4 sentence 2, sentence 3 of the Service Agreement shall also apply to this Amendment Agreement, whereby, in deviation from § 19 para. 4 sentence 3 the Policy shall be exclusively governed by the laws of the Federal Republic of Germany, except to the extent inconsistent with laws of the United States and regulations promulgated by the United States Securities and Exchange Commission governing mandatory executive incentive compensation recovery.

[Signature page follows]

Boston, den / this November 13, 2023

/s/ Lucinda Crabtree
Lucinda Crabtree

Boston, den / this November 13, 2023

/s/ Marc Cluzel
MorphoSys AG

represented by the Supervisory Board
and the Supervisory Board represented by its chairman, Dr. Marc Cluzel

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